Exhibit 99.3

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

PROSPERITY BANCSHARES, INC.

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the joint proxy statement/prospectus constituting part of Prosperity Bancshares, Inc.’s Registration Statement on Form S-4 as a person to become a director of Prosperity Bancshares, Inc.

/s/ D. Michael Hunter
D. Michael Hunter

Dated: December 29, 2004